Exhibit 10.6

AULT ALLIANCE, Inc.

Amendment To

Senior Secured Promissory Note

This amendment (the “Amendment”), dated as April 6, 2023 to the Senior Secured Promissory Note dated December 16, 2022 (the “Note”), issued to Esousa Group Holdings, LLC (“Esousa”) by Ault Alliance, Inc. (formerly, BitNile Holdings, Inc.) (“AAI”). All capitalized terms in this Amendment and not defined herein shall have the meanings ascribed to such terms in the Note.

WHEREAS, the Note matured on March 16, 2023.

WHEREAS, as of March 16, 2023, the outstanding amount owed on the Note was Eight Million Two Hundred Seventy Thousand Seven Hundred Forty Dollars ($8,270,740), representing an outstanding Principal Amount of Seven Million Seven Hundred Thousand Dollars ($7,700,000) and accrued but unpaid interest of Five Hundred Seventy Thousand Seven Hundred Forty Dollars ($570,740).

WHEREAS, as of March 16, 2023, AAI owes Esousa Three Hundred Sixty Thousand Four Hundred Thirty-Three Dollars and Fourteen Cents ($360,433.14) (the “Liquidated Damages”), representing three months of liquidated damages for failing to obtain an effective registration statement pursuant to the side letter (a “Registration Default”), dated December 16, 2022, by and between AAI and Esousa.

WHEREAS, AAI has agreed to pay Esousa an extension fee of One Million Six Hundred Fifty-Four Thousand One Hundred Forty-Eight Dollars ($1,654,148) (the “Extension Fee”), representing twenty percent (20%) of the total amount due under the Note as of March 16, 2023.

WHEREAS, AAI and Esousa desire to amend the Note in certain respects to, (i) extend the Maturity Date, (ii) provide for three payments of One Million Dollars ($1,000,000) each towards the Note between now and the extended Maturity Date, (iii) revise the Principal Amount of the Note to the outstanding amount owed as of March 16, 2023, increased by the amount of Liquidated Damages owed plus the Extension Fee being added thereto pursuant to the terms of this Amendment, and (iv) provide for a new Event of Default under the Note if AAI fails to make any future payments resulting from a Registration Default.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto agree as follows:

1.       The reference in the heading to the Note being due “March 16, 2023” is hereby deleted and replaced in its entirely by “May 31, 2023”.

2.       The first paragraph on page 1 of the Note is hereby deleted and replaced in its entirety by the following:

“For value received, AULT ALLIANCE, INC., a Delaware corporation (the “Maker” or the “Company”), hereby promises to pay to the order of Esousa Group Holdings LLC (the “Holder”), in accordance with the terms hereinafter provided, the principal amount of Ten Million Two Hundred Eighty-Five Thousand Three Hundred Twenty-One Dollars and Fourteen Cents ($10,285,321.14) (the “Principal Amount”).”

3.       The second paragraph on page 1 of the Note is hereby deleted and replaced in its entirety by the following:

“All payments under or pursuant to this Original Issuance Discount Senior Secured Promissory Note (this “Note”) shall be made in United States Dollars in immediately available funds to the Holder at the address of the Holder set forth in the Purchase Agreement (as hereinafter defined) or at such other place as the Holder may designate from time to time in writing to the Maker or by wire transfer of funds to the Holder’s account, instructions for which are attached hereto as Exhibit A. The Company shall be obligated to make payments to the Investor as provided herein. The Outstanding Balance of this Note shall be due and payable on May 31, 2023 (the “Maturity Date”) or at such earlier time as provided herein; provided, that the Holder, in its sole discretion, may extend the Maturity Date to any date after the original Maturity Date; and provided, further that to the extent the Maker has paid the outstanding Principal Amount, other than the Extension Fee and Liquidated Damages, plus accrued interest thereon, by the Maturity Date, the Maturity Date shall be automatically extended until June 30, 2023. In the event that the Maturity Date shall fall on Saturday or Sunday, such Maturity Date shall be the next succeeding Business Day. All calculations made pursuant to this Note shall be rounded down to three decimal places.”

4.       Section 2.1(j) is hereby deleted and replaced in its entirety by the following:

“(j)       the Maker shall fail to pay any liquidated damages owed to Esousa from a Registration Default unless cured, if subject to cure, within five (5) Business Days from the Event of Default;”

5.       Section 3.1(f) is hereby deleted and replaced in its entirety by the following:

“(f)       Repayment of This Note. The Company shall make a payment of One Million Dollars ($1,000,000) towards the outstanding Principal on Esousa’s Note on each of April 18, 2023, April 27, 2023 and May 8, 2023. The Company shall also make payments within two (2) Business Days after receipt of funds to the Investors on a pari passu basis equal to the net proceeds, if any, generated from the sale of marketable securities by Ault Lending, LLC including, without limitation, the Mullen Securities (as defined in the Security Agreement). The Company shall also make payments to the Investors equal to eighty percent (80%) of the net proceeds generated from the sale of Capital Stock, but excluding the sale of Capital Stock from (i) transactions involving sales of securities to Ault & Company, Inc., provided, however, that in any transaction pursuant to this subsection (i), the Company shall be obligated to repay 50% of the net proceeds towards the Note. or (ii) a transaction in which the Designated Property is pledged or provided as collateral to secure the financing, provided, however, that in any transaction pursuant to this subsection (ii), the Company shall be obligated to repay $5,000,000 of this Note from the net proceeds. Other than as set forth on Schedule 5.7 of the Purchase Agreement, the Company has no outstanding Indebtedness (all such Indebtedness set forth on Schedule 5.7 of the Purchase Agreement is hereinafter referred to as the “Existing Debt” and is collectively referred to herein as the “Permitted Indebtedness”). The Company shall not make any voluntary cash prepayments on any Indebtedness at any time while any amounts are owing under the Note other than with respect to the Existing Debt or cash payments the Company is required to make pursuant to the express terms thereof existing on the date hereof. Neither the Company nor any Private Subsidiary shall incur any Indebtedness without the express written consent of the Investor.”

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6.       Section 5.8 is hereby deleted and replaced in its entirety by the following:

“Sale of Property. To the extent that the Company sells that certain real property located in Florida identified on Schedule 5.8(b) (the “Designated Property”), the net proceeds from the sale of the Designated Property in excess of $10,000,000 shall be used by the Company to repay the Notes and such amount shall immediately become due and payable under the Notes. The Company shall utilize commercially reasonable efforts to refinance the Designated Property on or before May 31, 2023, from which refinancing the Company shall repay $5,000,000 of the Note.”

7.       For agreeing to enter into this Amendment, AAI agrees to pay Esousa the Extension Fee, which Extension Fee has been added to the Principal Amount of the Note as reflected in Section 2 above. The Company and Esousa agree that they shall enter into good faith discussions to permit the Extension Fee to be paid in shares of shares of Common Stock, which shares would be issued under the Company’s existing “shelf” registration statement, subject to regulatory limits.

8.       Notwithstanding the date of execution hereunder, this Amendment shall be deemed effective as of March 16, 2023, and Esousa confirms and acknowledges that no Event of Default occurred under the Note as a result of any lapse of time between March 16, 2023 and the date of execution of this Amendment.

9.       Each of Ault & Company, Inc., BitNile, Inc., Ault Lending, LLC and Milton C. Ault, III (each, a “Guarantor”) hereby ratifies, confirms, and acknowledges that its obligations under the Guaranty, dated as of December 16, 2022 executed by each of them in favor of Esousa Group Holdings LLC, as agent for the Investors (the “Guaranty”) are in full force and effect and that such Guarantor continues to unconditionally and irrevocably guarantee the full and punctual payment, when due, whether at stated maturity or earlier by acceleration or otherwise, of all of the Guaranteed Obligations (as defined in the Guaranty), as such Guaranteed Obligations may have been amended by this Amendment.

10.      This Amendment shall be binding on the Holder and all of its successors, heirs, personal representatives and assigns and permitted transferees.

11.      Except as amended hereby, the Note shall remain unmodified and is hereby ratified in all respects.

12.      This Amendment may be executed and delivered (including by electronic or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[signature page follows]

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Agreed this 6th day of April, 2023.

AULT ALLIANCE, INC.	ESOUSA GROUP HOLDINGS, LLC

By:	By:
William B. Horne		Michael Wachs
Chief Executive Officer		Managing Member

Solely for purposes of Section 8 hereof:

AULT & COMPANY, INC.		BITNILE, INC.

By:		By:
	Milton C. Ault, III		William B. Horne
	Chief Executive Officer		Chief Executive Officer

AULT LENDING, LLC		MILTON C. AULT, III

By:		By:
David J. Katzoff
Manager

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